EXHIBIT 2.2
Dated 23 August 2006
SOUTH EAST WATER LLC
- and -
MEIF LUXEMBOURG HOLDINGS SA

PUT AND CALL OPTION AGREEMENT

ABU DHABI | BEIJING | BRUSSELS | DÜSSELDORF | FRANKFURT | HONG KONG | LONDON | MANNHEIM | MENLO PARK MUNICH | NEW YORK | PARIS | ROME | SAN FRANCISCO | SÃO PAULO | SINGAPORE | TOKYO | TORONTO | WASHINGTON, DC

i

THIS PUT AND CALL OPTION AGREEMENT is made on 23 August 2006
BETWEEN:
(1)	SOUTH EAST WATER LLC, whose registered office is at Corporation Trust Centre, 1209 Orange Street, City of Wilmington, Delaware, USA. (“MIC”); and

(2)	MEIF LUXEMBOURG HOLDINGS SA, whose registered office is at 5 rue Guillaume Kroll, L-1882 Luxembourg (“MEIF”).
WHEREAS:
(A)	MIC and MEIF are both shareholders of Macquarie Luxembourg Water S.a.r.l. (the “Company”), a private limited liability company incorporated in Luxembourg whose registered office is at 5, rue Guillaume Kroll, BP 2501, L-1882 Luxembourg.

(B)	MIC and MEIF have agreed to enter into certain option arrangements on the terms of this Agreement.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following expressions shall have the following meanings:

“A Preferred Equity Certificates” means the 15,481,766 A preferred equity certificates having an aggregate par value of the Euro equivalent of £10,825,587.02 (less €4,375) issued by the Company to MIC pursuant to the Terms and Conditions of Class A Preferred Equity Certificates dated 22 December 2004;

“Adjusted Amount” means the amount determined in accordance with clause 5.2;

“Affiliate” means any corporation or undertaking which in relation to the person concerned is a holding company or parent undertaking or a subsidiary or a subsidiary of any such holding company or parent undertaking;

“B Preferred Equity Certificates” means the 9,712,500 B preferred equity certificates having an aggregate par value of £9,712,500 issued by the Company to MIC pursuant to the Terms and Conditions of Class B Preferred Equity Certificates dated 22 December 2004;

“Acquisition Taxation Costs” means the aggregate of all amounts of Tax payable by MEIF as a result of its purchase of the Option Securities in accordance with this Agreement including such amounts as are referred to in clause 6.3;

“Bridge Facility Costs” means the aggregate of (a) all interest costs incurred by MEIF or its Affiliates to persons who are not Affiliates of MEIF pursuant to debt facilities in relation to the funding drawn and used to acquire the Option Securities from MIC, during the period from and including Completion to the date of a Relevant Sale and (b) all Tax costs incurred by MEIF or its Affiliates in relation to the repayment of such debt facilities following a Relevant Sale;

“Business Day” means a day (other than a Saturday) on which banks generally are open in London and Luxembourg for a full range of non-automated business;

“Call Option” has the meaning given to it in clause 2;

“Call Option Period” means the period (a) beginning on the Business Day after the date of receipt by MIC of the dividend of the Company expected to be paid in September or October 2006, consistent with the Company’s past practice and (b) ending on the Expiry Date;

“Completion” means completion of the transfer of the Option Securities in accordance with clause 5;

“Elapsed Days” means the number of days between 30 June 2006 to (but excluding) the date on which Completion occurs;

“Expiry Date” means 1 April 2007 (or if such day is not a Business Day, the first Business Day therafter);

“LPMPA” means the Law of Property (Miscellaneous Provisions) Act 1994;

“MEIF Sale Proceeds” means (i) in respect of a sale of all or part of the Option Securities, the aggregate of the fair market value of all consideration payable or accreting to MEIF in connection with a Relevant Sale and (ii) in respect of a sale by the Company, directly or indirectly, of all or part of the South East Water business, the aggregate of the fair market value of all consideration payable or accreting to MEIF with respect to the Option Securities acquired from MIC;

“Offer Notice” has the meaning given to it in clause 6;

“Option Notice” means a notice given in accordance with clause 3.1 or 3.2;

“Put Option Period” means the period beginning on the date of this Agreement and ending on the Expiry Date;

“Option Price” has the meaning given to it in clause 4;

“Option Securities” means:
(a)	175 Shares, fully paid and beneficially owned by and registered in the name of MIC;

(b)	the A Preferred Equity Certificates; and

(c)	B Preferred Equity Certificates,
PROVIDED THAT, if the Put Option or the Call Option is exercised after any Reorganisation has taken place, “Option Securities” shall mean any shares, stock or other securities constituting MIC’s interest in the Company as MIC at the time of such exercise may hold (including any shares, stock or other securities acquired since the date of the Option Notice under clause 3) after every such Reorganisation;

“parties” means MIC and MEIF (and “party” shall be construed accordingly);

“Put Option” has the meaning given to it in clause 2;

“Relevant Percentage” has the meaning given to it in clause 5.2;

“Relevant Sale” has the meaning given to it in clause 5.1;

“Reorganisation” means every issue by the Company by way of capitalisation of profits or reserves and every issue by way of rights and every consolidation or sub-division or reduction of capital or capital dividend or other adjustment relating to the equity share capital (or any shares or stock derived therefrom) and to any amalgamation or reconstruction affecting the equity share capital (or any shares or stock derived therefrom);

“Shareholders Agreement” means the shareholders agreement in respect of the Company dated 30 April 2004 (as amended) between MEIF Luxembourg Holdings S.A., the Coinvestors (as defined therein), Macquarie Investment Management (UK) Limited and such other persons who have adhered to such shareholders agreement;

“Shares” means ordinary shares with a par value of €25 each in the capital of the Company;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (excluding any penalty or interest payable in connection with any failure to pay or delay in paying any of the same);

“Sale Taxation Costs” means the aggregate of all amounts of Tax payable by MEIF in connection with a Relevant Sale; and

“Transaction Costs” means the aggregate of all costs properly incurred by MEIF or its parent, Macquarie European Infrastructure Fund LP, in connection with a Relevant Sale, including all applicable transfer, transaction or documentary Taxes, and any notarial and legal fees.

1.2	In this Agreement, unless the context otherwise requires:
(a)	references to “persons” shall include individuals, bodies corporate (wherever incorporated), unincorporated association and partnerships;

(b)	the “headings” are inserted for convenience only and shall not affect the construction of the Agreement;

(c)	references to one gender shall include all genders; and

(d)	any reference to an enactment is a reference to it as from time to time amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders made under such enactment.

2.	PUT AND CALL OPTIONS

2.1	MEIF hereby grants to MIC an option to require MEIF to purchase (the “Put Option”), and MIC grants to MEIF an option to purchase (the “Call Option”), the Option Securities on the terms of this Agreement.

2.2	The parties agree that:
(a)	entry into this Agreement does not amount to an intention to transfer the Option Securities by MIC; and

(b)	the serving of an Option Notice by either party shall amount to an intention to transfer the Option Securities by MIC, in each case within the meaning of paragraph 2.1 of Schedule 3 of the Shareholders Agreement.

3.	EXERCISE OF OPTIONS

3.1	The Put Option may be exercised by notice given by MIC at any time during the Put Option Period.

3.2	The Call Option may be exercised by notice given by MEIF at any time during the Call Option Period.

3.3	The Put Option and the Call Option may be exercised in respect of all (but not some only) of the Option Securities.

3.4	An Option Notice, once served, shall not be revoked.

4.	OPTION PRICE

4.1	The price payable for the Option Securities under the Put Option and the Call Option (the “Option Price”) shall be:
(a)	£33,092,144;

(b)	plus the product of:
£33,092,144 x 12.987% x Elapsed Days
     365
(c)	less the aggregate of any cash amount paid or payable by way of dividend or other distribution, return of capital or redemption to the extent received by or payable to MIC in respect of its Option Securities between 30 June 2006 and the date of Completion;

(d)	plus (if it is a positive number) or less (if it is a negative number) the Adjusted Amount, calculated and payable in accordance with clause 5.
4.2	For the purpose of this Agreement, any amount denominated in a currency other than pounds sterling shall be translated into pounds sterling at the exchange rates applying on the date such amount is received (or to the extent any amount is not received prior to the date of Completion on the date it is payable) as specified in the Exchange Cross Rates Table as published in the Financial Times, London edition.

5.	DEFERRED CONSIDERATION

5.1	If following exercise of the Put Option or the Call Option but on or prior to the Expiry Date, either (i) MEIF sells, or enters into a binding agreement to sell, any of the Option Securities acquired from MIC to a person who is not an Affiliate of MEIF or (ii) the Company directly or indirectly sells, or enters into a binding agreement to sell, all or part of the South East Water business (in each case a “Relevant Sale”), the price payable in respect of the Option Securities shall be adjusted in accordance with this clause provided that:
(a)	any conditions to which the Relevant Sale is subject are satisfied or waived (whether before or after the Expiry Date); and

(b)	in the event that MEIF engages in a sale of only part of its interest in the Company on or prior to the Expiry Date, MEIF shall be deemed to have sold the Option Securities acquired from MIC on a pro-rata basis with the securities in the Company held by MEIF at the time of the sale that were not acquired from MIC and the provisions of this clause shall apply in respect of each such sale of part of MEIF’s interest in the Company entered into on or prior to the Expiry Date and “Relevant Sale” shall be construed accordingly.
5.2	For the purposes of this Agreement, the Adjusted Amount shall be the sum of:
(a)	an amount equal to the MEIF Sale Proceeds;

(b)	less an amount equal to the Option Price multiplied by the Relevant Percentage;

(c)	less an amount equal to the Acquisition Taxation Costs multiplied by the Relevant Percentage;

(d)	less an amount equal to the Transaction Costs;

(e)	less an amount equal to the Sale Taxation Costs;

(f)	less an amount equal to the Bridge Facility Costs multiplied by the Relevant Percentage, and the “Relevant Percentage” shall be either (i) the percentage of the Option Securities acquired by MEIF from MIC deemed to have been sold by MEIF pursuant to clause 5.1 or (ii) the percentage of the South East Water business sold directly or indirectly by the Company.

5.3	MEIF shall provide MIC (a) with its calculation of the Adjusted Amount and (b) with such information as MIC may reasonably request to enable MIC to verify MEIF’s calculation of the Adjusted Amount.

5.4	If the Adjusted Amount is a positive sum, MEIF shall pay to MIC an amount equal to the Adjusted Amount within 5 Business Days of receipt by MEIF (or its Affiliate) of the proceeds of the Relevant Sale and such amount shall be paid by way of increase to the Option Price in accordance with clause 4.1(d).

5.5	If the Adjusted Amount is a negative sum, provided the Relevant Sale was on arms-length terms, MIC shall pay to MEIF an amount equal to the Adjusted Amount within 5 Business Days of completion of the Relevant Sale and such amount shall be paid by way of decrease to the Option Price in accordance with clause 4.1(d).

5.6	Following exercise of the Put Option or Call Option and prior to the Expiry Date, MEIF undertakes not to sell or otherwise dispose of (or enter into a binding agreement to sell or otherwise dispose of) its interest in the Option Securities to an Affiliate of MEIF, unless such Affiliate agrees to be bound by the terms of this Clause 5 on terms reasonably satisfactory to MIC.

6.	COMPLETION

6.1	Within five Business Days of an Option Notice being served, MIC shall make a conditional offer to sell all of the Option Securities at the Option Price in accordance with paragraphs 2.1 and 2.2 of Schedule 3 of the Shareholders Agreement (the “Offer Notice”). The Offer Notice shall apportion the Option Price between the Option Securities. Within five Business Days of receipt of an Offer Notice, MEIF shall serve a Notice (as defined in paragraph 2.3 of Schedule 3 of the Shareholders Agreement) specifying that it wishes to acquire all of the Option Securities and specifying a date for completion of the sale and purchase in accordance with paragraph 2.4 of Schedule 3 of the Shareholders Agreement.

6.2	Completion shall occur within five Business Days following the service of the Notice.

6.3	Completion of the sale and purchase of the Option Securities shall occur in accordance with the provisions of Schedule 3 of the Shareholders Agreement. MEIF shall pay all applicable transfer, transaction or documentary Taxes and any notarial fees payable as a result of entry into this Agreement and the consummation of the transactions contemplated by it.

7.	VOTING

Following the exercise of the Put Option or the Call Option MIC shall exercise all voting and other rights attaching to the Option Securities at the direction of MEIF.

8.	WARRANTIES

8.1	MIC warrants to MEIF that it is and will remain, until the exercise of the Put Option or the Call Option or the Expiry Date, the legal and beneficial owner of the Option Securities (subject only to the Put Option and the Call Option) and has and will have full power and authority to grant an option in respect of the same upon the terms and conditions of this Agreement.

8.2	MIC shall not, prior to the exercise of the Put Option or Call Option or the Expiry Date, transfer, dispose of, charge, pledge or encumber in any way its interest in any of the Option Securities other than pursuant to paragraphs 3 or 4 of Schedule 3 of the Shareholders Agreement.

8.3	The Option Securities shall be sold on the terms that the same covenants shall be deemed to be given by MIC on Completion in relation to the Option Securities as are implied under Part 1 of the LPMPA where a disposition is expressed to be made with full title guarantee. The Option Securities shall be sold free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever and with all rights attaching to them at the date of exercise of the Put Option or the Call Option.

9.	TERMINATION

This Agreement shall terminate automatically upon MIC selling its Option Securities pursuant to paragraphs 3 or 4 of Schedule 3 of the Shareholders Agreement but termination shall not affect a party’s accrued rights and obligations as at the date of termination.

10.	NON-ASSIGNMENT

Neither party may assign or transfer any of its rights or obligations under this Agreement in whole or in part.

11.	AMENDMENTS

This Agreement may be amended only by an instrument in writing signed by duly authorised representatives of each party.

12.	ENTIRE AGREEMENT

This Agreement and the Shareholders Agreement set out the entire agreement and understanding between the parties with respect to their subject matter. It is agreed that:
(a)	neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party which is not expressly set out or referred to in this Agreement;

(b)	a party may claim in contract for breach of warranty under this Agreement but otherwise shall have no claim or remedy in respect of misrepresentation (whether negligent or otherwise) or untrue statement made by the other party;

(c)	this clause shall not exclude any liability for fraudulent misrepresentation.
13.	NOTICES

13.1	Any notice to be given by one party to the other under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it. Any such notice may be served by sending it by fax to the number set out in clause 13.2, or delivering it by hand or sending it by pre-paid recorded delivery, special delivery or registered post to the address and for the attention of the relevant party set out in clause 13.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 13). Any notice so served by hand, fax or post shall be deemed to have been duly given:
(a)	in the case of delivery by hand, when delivered;

(b)	in the case of fax, at the time of transmission;

(c)	in the case of prepaid recorded delivery, special delivery or registered post, at 12am on the second Business Day following the date of posting
PROVIDED that in each case where delivery by hand or by fax occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, delivery shall be deemed to occur at 9 a.m. on the next following Business Day. References to time in this clause are to local time in the country of the addressee.

13.2	Address of notices

The addresses and fax numbers of the parties for the purpose of clause 13.1 are as follows:

(a)	MIC
	Address:	South East Water LLC
125 West 55th Street
New York NY 10019
USA
Fax: 1 212 231 1828
For the attention of: Peter Stokes, CEO

(b)	MEIF
C/o Macquarie Investment Management (UK) Limited
	Address:	Level 28, Citypoint
London
EC2Y 9HD
Fax No: +44 (0) 20 7065 2041
For the attention of: The Company Secretary
13.3	Change of notice details

A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 13, provided that such notice shall only be effective on:
(a)	the date specified on the notice as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

14.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

15.	NO RIGHTS UNDER CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

16.	GOVERNING LAW

This agreement shall be governed by and construed in accordance with English law.
AS WITNESS this agreement has been signed by the duly authorised representatives of the parties the day and year first before written.

SIGNED by	)	/s/ Peter Stokes
	)	Peter Stokes
for and on behalf of SOUTH EAST	)	Chief Executive Office
WATER LLC	)	on behalf of
	)	Macquarie Infrastructure Company LLC
	)	as Managing Member of
	)	South East Water LLC

SIGNED by	)	/s/ Bruno Bagnouls
)
for and on behalf of MEIF	)	Bagnouls Bruno, Director
LUXEMBOURG HOLDINGS SA	)